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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Aetna Life and Casualty Company:


     We consent to incorporation by reference in Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 of Aetna Life and Casualty Company (the "Company") and Aetna Inc. for the registration of up to $2,000,000,000 of debt securities of Aetna Life and Casualty Company and guarantees thereof of Aetna Inc. of our reports dated February 6, 1996, relating to the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which reports appear in or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Aetna Life and Casualty Company. Our reports refer to changes in 1993 in the Company's method of accounting for certain investments in debt and equity securities, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts.


     We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/  KPMG Peat Marwick LLP

Hartford, Connecticut

July 16, 1996